As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inari Medical, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-2902923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 Parker, Suite 100 Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

2011 Equity Incentive Plan

2020 Incentive Award Plan

2020 Employee Stock Purchase Plan

(Full Title of the Plan)

William Hoffman

Chief Executive Officer

Inari Medical, Inc.

9 Parker, Suite 100

Irvine, CA 92618

(877) 923-4747

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Shayne Kennedy

Nathan Ajiashvili

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2011 Equity Incentive Plan (Common Stock, par value $0.001 per share)	4,239,862 (2)	$1.24 (5)	$5,257,429	$682.41
2020 Employee Stock Purchase Plan (Common Stock, par value $0.001 per share)	990,870 (3)	$19.00 (6)	$18,826,530	$2,443.68
2020 Incentive Award Plan (Common Stock, par value $0.001 per share)	3,737,313 (4)	$19.00 (6)	$71,008,947	$9,216.96
TOTAL	8,968,045	—	$95,092,906	$12,343.05

(1)

Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”), which become issuable under the 2011 Equity Incentive Plan (the “Existing Plan”), the 2020 Incentive Award Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction.

(2)

Represents 4,239,862 shares of Common Stock issuable upon the exercise of outstanding options under the Existing Plan as of May 27, 2020. To the extent outstanding awards under the Existing Plan expire, lapse or are terminated, exchanged for or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, the shares of Common Stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 6 below.

(3)	Represents 990,870 shares of Common Stock authorized for future issuance under the ESPP.
(4)

Represents 3,737,313 shares of Common Stock authorized for future issuance under the 2020 Plan, which number consists of (a) 3,468,048 shares of Common Stock initially available for issuance under the 2020 Plan and (b) an additional 269,265 shares of Common Stock previously reserved but unissued under the Existing Plan on the effective date of the 2020 Plan that are now available for issuance under the 2020 Plan. To the extent outstanding awards under the Existing Plan expire, lapse or are terminated, exchanged for or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, the shares of Common Stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 2 above.

(5)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.24 per share (rounded up to the nearest cent) for outstanding stock options granted under the Existing Plan.

(6)

With respect to shares available for future issuance, estimated in accordance with Rule 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $19.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated May 21, 2020, relating to its initial public offering of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Inari Medical, Inc. (the “Registrant”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on May 26, 2020, in connection with the registration statement on Form S-1, as amended (Reg. No. 333-236568), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2019, and unaudited financial statements for the Registrant’s three months ended March 31, 2020; and

(b)

the description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A12B (Registration No. 001-39293), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act, on May 19, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date	Number	Filed Herewith

4.1	Third Amended and Restated Certificate of Incorporation, as amended to date and as currently in effect	S-1	333-236568	2-21-2020	3.1

4.1.1	Corrected Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, dated July 18, 2019	S-1	333-236568	2-21-2020	3.1.1

4.1.2	Certificate of Amendment No. 2 to the Third Amended and Restated Certificate of Incorporation, dated March 5, 2020	S-1/A	333-236568	5-5-2020	3.1.2

4.1.3	Certificate of Amendment No. 3 to the Third Amended and Restated Certificate of Incorporation, dated May 14, 2020	S-1/A	333-236568	5-18-2020	3.1.3

4.2	Form of Amendment and Restated Certificate of Charter, to be effective upon the closing of this offering	S-1/A	333-236568	5-18-2020	3.2

4.3	Bylaws, as currently in effect.	S-1	333-236568	2-21-2020	3.3

4.4	Form of Amended and Restated Bylaws, to be effective upon the completion of this offering	S-1/A	333-236568	5-18-2020	3.4

4.5	Form of Certificate of Common Stock	S-1	333-236568	2-21-2020	4.1

5.1	Opinion of Latham & Watkins LLP					X

10.1	2011 Equity Incentive Plan.	S-1	333-236568	2-21-2020	10.3

10.2	Form of Stock Option Agreement pursuant to 2011 Equity Incentive Plan	S-1	333-236568	2-21-2020	10.4

10.3	Form of Restricted Stock Unit Agreement pursuant to 2011 Equity Incentive Plan	S-1	333-236568	2-21-2020	10.5

10.4	2020 Incentive Award Plan	S-1/A	333-236568	5-18-2020	10.6

10.5	Form of Option Agreement pursuant to 2020 Incentive Award Plan	S-1/A	333-236568	5-18-2020	10.6.1

10.6	Form of Restricted Stock Unit Agreement pursuant to 2020 Incentive Award Plan	S-1/A	333-236568	5-18-2020	10.6.2

10.7	2020 Employee Stock Purchase Plan	S-1/A	333-236568	5-18-2020	10.7

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on signature page)	X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 27, 2020.

INARI MEDICAL, INC.

By:	/s/ William Hoffman
Name:	William Hoffman
Title:	Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Inari Medical, Inc., hereby severally constitute and appoint William Hoffman and Mitchell Hill, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ William Hoffman William Hoffman	Chief Executive Officer (principal executive officer), President and Director	May 27, 2020

/s/ Mitchell Hill Mitchell Hill	Chief Financial Officer (principal financial and accounting officer)	May 27, 2020

/s/ Donald Milder Donald Milder	Chair of the Board of Directors	May 27, 2020

/s/ Cynthia Lucchese Cynthia Lucchese	Director	May 27, 2020

/s/ Kirk Nielsen Kirk Nielsen	Director	May 27, 2020

/s/ Geoff Pardo Geoff Pardo	Director	May 27, 2020

/s/ Jonathan Root Jonathan Root, M.D.	Director	May 27, 2020

/s/ Catherine Szyman Catherine Szyman	Director	May 27, 2020